Exhibit 4.4
EXECUTION COPY
NGTV
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is made and entered into as of February 12, 2004 by and among NGTV, a California corporation (the “Company”), each of the persons and entities listed on Schedule A (collectively referred to as the “Investors”), Kourosh Taj and Janak Vibhakar (each referred to herein as a “Founder” and collectively as the “Founders”) and Gene Simmons LLC, Allan Brown and Richard Abramson LLC (each referred to herein as a “Principal Shareholder” and collectively as the “Principal Shareholders”).
RECITALS
     WHEREAS, the Investors are the beneficial owners of common stock of the Company as set forth in Schedule A;
     WHEREAS, the Founders are the beneficial owners of common stock of the Company as set forth on Schedule B hereto;
     WHEREAS, the Principal Shareholders are the beneficial owners of common stock of the Company as set forth on Schedule C hereto;
     WHEREAS, the Investors acquired their shares of common stock in connection with or pursuant to a financing of up to $7,000,000 of units of the Company each unit consisting of one share of common stock in the capital of the Company and one-half of one common stock purchase warrant (the “Financing”); and
     WHEREAS, the Founders, the Principal Shareholders and the Investors have agreed to provide for the future voting of their shares of the Company’s capital stock as set forth below.
     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. VOTING CONTROL.
     1.1 Founder Shares; Principal Shareholder Shares; Investor Shares.
          (a) The Founders each will hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Founders after the date hereof (hereinafter collectively referred to as the “Founder

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Shares”) subject to, and to vote the Founder Shares in accordance with, the provisions of this Agreement.
          (b) The Principal Shareholders each will hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Principal Shareholders after the date hereof (hereinafter collectively referred to as the “Principal Shareholder Shares”) subject to, and to vote the Principal Shareholder Shares in accordance with, the provisions of this Agreement.
          (c) The Investors each will hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (hereinafter collectively referred to as “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.
     1.2 Directors.
          (a) On all matters relating to the election of directors of the Company, the Founders, Principal Shareholders and the Investors will vote, or cause to be voted, all Founder Shares, Principal Shareholder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Company’s Board of Directors as follows:
(i)	the three (3) nominees selected by a majority in interest of the Founders;

(ii)	the three (3) nominees selected by a majority in interest of the Principal Shareholders; and

(iii)	the two (2) nominees selected by a majority in interest of the Investors.
          (b) A quorum for a meeting of the Board of Directors shall be six (6) directors provided that there is present at least one nominee of the Founders, one nominee of the Principal Shareholders and one nominee of the Investors. If a quorum is not present at the time appointed for a meeting, or within such reasonable time thereafter as the directors present may determine, the directors present may adjourn the meeting to a fixed time (not to less than 7 days following such adjournment) and place (the “Adjourned Meeting”) but may not transact any other business. At least 7 days prior Notice shall be given of the time and place of the Adjourned Meeting, and the manner for participating in the Adjourned Meeting telephonically. At any Adjourned Meeting of the Board of Directors, the directors in attendance regardless of number or constitution thereof, shall be deemed to constitute a quorum for the transaction of business at such Adjourned Meeting.
          (c) Any vote or other action taken to remove a director shall require the consent or vote of a majority in interest of the shareholders entitled to designate such director, and any vote or other action to fill any vacancy created by the resignation, removal or death of a

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director shall also be subject to the provisions of Section 1.2(a). The parties to this Agreement agree to vote their shares consistently with this provision.
          (d) Except for those matters set forth in Section 1.2(b) and (e), all matters requiring approval by the Board of Directors shall require the approval of a majority of the directors present at a duly constituted meeting at which a quorum or deemed quorum is present as provided for in Section 1.2(b) hereof.
          (e) Notwithstanding Section 1.2(d) hereof, the matters set forth below shall, in addition to any approval required by the shareholders of the Company by reason of statute contract, or otherwise, require the approval of not less than 75% of the members of the Board of Directors:
(i)	any transaction involving the Company and (whether directly or indirectly) a Related Party (as hereinafter defined) of a director (a “Related Party Transaction”);

(ii)	any voluntary dissolution, winding-up or liquidation of the Company;

(iii)	any issuance, authorization, designation or obligation to issue, whether by reclassification, recapitalization, or otherwise, of any new class or series of stock or any other securities convertible into, or exchangeable or exercisable for, equity securities of the Company ranking senior to the Common Stock in right of liquidation, voting or dividends or any other right; or

(iv)	any issuance of equity securities including any securities exercisable, exchangeable or convertible into an equity security representing in excess of 10% of the Company’s outstanding capital stock, provided that the foregoing shall not apply to any such stock issuances in connection with or ancillary to a matter already approved by the Board of Directors including, without limitation, any of the transactions referred to in Section 2.1 including any Corporate Reorganization that does not result in a Change of Control, or any issuance from treasury to an entity purchasing an equity interest in the Company.
For the purposes of this Section 1.2(e) “Related Party” shall mean a director and any related party of the director within the meaning of Section 267(b) of the Internal Revenue Code of 1986, as amended, and any person that directly or indirectly controls, is controlled by, or is under common control with the person in question, any person who was a Related Party during the previous 12 months or is substantially likely to become a Related Party during the following 6 months, any person that may receive a financial benefit in the expectation that that person will give a corresponding financial benefit to a related party or a director, a shareholder or holder of other securities of the Company, and any person in which the director or a related party of the director has a material financial interest pursuant to California Corporations Code Section

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310(a). As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of more than 50% of voting securities, by contract or otherwise, the term “person” means one or more individuals or any form or forms of business entity, a director includes a person that is, or within the 12 months preceding the date of the transaction was, not a director, but in accordance with whose directions or instructions the directors are or were accustomed to act.
     1.3 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Founder, Principal Shareholder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Founder Shares, Principal Shareholder Shares and the Investor Shares, respectively.
2. Termination.
     2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
          (a) The date of the closing of a firmly underwritten public offering of the common stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended;
          (b) the date of the closing of a transaction whereby the Company becomes a publicly traded company on a recognized stock exchange (or similar system for the quoting and public trading of the Company’s shares) in Canada or the United States whether pursuant to: (i) a final prospectus for which a receipt has been issued by a securities commission or similar regulatory body in Canada or pursuant to an effective registration statement filed with the United States Securities and Exchange Commission; or (ii) pursuant to a reverse take-over, statutory amalgamation, statutory arrangement or similar transaction involving the Company and which, in each case, results in the common stock of the Company or the common stock of the resulting issuer being listed on a recognized stock exchange (or similar system for the quoting and public trading of the Company’s shares) in Canada or the United States;
          (c) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the date of a completion of any corporate reorganization, amalgamation, consolidation or merger of the Company (collectively “Corporate Reorganization”) with or into any other corporation or other entity or person in which the shareholders of the Company immediately prior to such Corporate Reorganization own less than fifty percent of the Company’s voting stock immediately after such Corporate Reorganization or any transaction or series of related transactions to which the Company is a party in which excess of fifty percent (“Change of Control”) of the Company’s voting stock is transferred excluding any Corporate Reorganization enacted solely for the purpose of changing the domicile of the Company; or
          (d) the date as of which the parties hereto terminate this Agreement by written consent of a majority in interest of the Investors, a majority in interest of the Founders, a majority in interest of the Principal Shareholders and the Company.

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3. Legend
     3.1 Legend.
          (a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Founder Shares and the Investor Shares a restrictive legend containing substantially the same wording as set forth below (the “Legend”):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”
          (b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Founder Shares, Principal Shareholder Shares or Investor Shares theretofore represented by a certificate carrying the Legend.
4. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
          (b) Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Investors, by persons holding more than a majority in interest of the common stock, and (iii) as to the Founders and Principal Shareholders, only by a majority in interest of the Founders and a majority in interest of the Principal Shareholders. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6(b) shall be binding upon each Investor, its successors and assigns, the Company, the Founders and the Principal Shareholders.
          (c) Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns and legal representatives.
          (d) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified

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mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto, provided that any notice to be given to an Investor shall be effectively given, if an address for such Investor is not set forth on the signature page or in Schedule A annexed hereto, if given to:
               Standard Securities Capital Corporation
               24 Hazelton Avenue
               Toronto, Ontario M5R 2E2
               Attn: Marvin Igelman
               Fax: (416) 515-1135
          (e) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not. affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of this Agreement.
          (f) Entire Agreement. This Agreement and the Schedules hereto, along with the Subscription Agreements and the Agency Agreements and each of the Schedules thereto and the other documents delivered pursuant thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
          (g) Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (h) Further Assurances. Each party will cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry this Agreement into effect.
          (i) Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary.
          (j) Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto will be considered to be cumulative with and in addition to any

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other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
          (k) Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Founder Shares, Principal Shareholder Shares or Investor Shares. The Company shall not permit the transfer of any of the Founder Shares, Principal Shareholder Shares or Investor Shares on its books or issue a new certificate representing any of the Founder Shares, Principal Shareholder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Founder, Principal Shareholder or Investor, as applicable.
          (l) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
[THIS SPACE INTENTIONALLY LEFT BLANK]

8.
     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

COMPANY:

NGTV

By:	/s/ Kourosh Taj Name: Kourosh Taj Title: CEO

FOUNDERS:

/s/ Kourosh Taj

Kourosh Taj	Witness

Address

/s/ Janak Vibhakar

Janak Vibhakar	Witness

Address

PRINCIPAL SHAREHOLDERS:

GENE SIMMONS LLC	RICHARD ABRAMSON LLC

Per: /s/ Gene Simmons	Per: /s/ Richard Abramson

Address	Address

/s/ Allan Brown

Allan Brown	Witness

Address

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INVESTORS:

BTR GLOBAL GROWTH TRADING LIMITED	AEGON CAPITAL MANAGEMENT INC.

Per: /s/ Danny Guy	Per: /s/ John Kim

Danny Guy, Director	John Kim, Vice President, P.M.

BTR GLOBAL ARBITRAGE TRADING LIMITED	BLUMONT STRATEGIC PARTNERSHIP

Per: /s/ Danny Guy	Per: /s/

Danny Guy, Director

BTR GLOBAL OPPORTUNITY TRADING LIMITED	STANDARD MERCANTILE BANCORP LP

Per: /s/ Danny Guy	Per: /s/

Danny Guy, Director

HJG PARTNERSHIP	MISTY MANAGEMENT INC.

Per: /s/	Per: /s/ Larry Torkin

Larry Torkin, President

CASURINA PERFORMANCE FUND	FRONT STREET CANADIAN HEDGE

Per: /s/	Per: /s/ Frank Mersch

Frank Mersch, Vice-President

CASURINA LIMITED PARTNERSHIP	FRONT STREET INVESTMENT MANAGEMENT INC.

Per: /s/	Per: /s/ Frank Mersch

Frank Mersch, Vice-President

MODENA INVESTMENTS INC.	1274639 ONTARIO LTD.

Per: /s/ Cindy DeFrancesio	Per: /s/

Cindy DeFrancesio, President

FOUNTAINHEAD CAPITAL ADVISORS LTD.

Per: /s/ Emlyn David

Emlyn David, President

/s/ Denise Petican

Denise Petican	Witness

/s/ Bernie Zaionz

Bernie Zaionz	Witness

/s/ Irwin Singer

Irwin Singer	Witness

10.

/s/ Richard Glatt

Richard Glatt	Witness

Schedule A
INVESTORS

	Number of Shares
Name	owned or controlled	Address
BTR Global Growth Trading Limited	286,250

BTR Global Arbitrage Trading Limited	4,411,750

BTR Global Opportunity Trading Limited	1,860,000

Aegon Capital Management Inc.	5,738,000

Blumont Strategic Partnership	131,160

Front Street Canadian Hedge	196,740

Front Street Investment Management Inc.	459,060

Casurina Performance Fund	688,590

Casurina Limited Partnership	1,803,450

Standard Mercantile Bancorp LP	1,639,000

HJG Partnership	2,787,000

12.

Name	Number of Shares owned or controlled	Address
Modena Investments Inc.	10,944,680

Denise Petican	82,000

Misty Management Inc	98,360

Bernie Zaionz	164,000

1274639 Ontario Ltd.	82,000

Irwin Singer	129,460

Richard Glatt	98,000

Fountainhead Capital Advisors Ltd.	329,000

Schedule B
FOUNDER SHARES

Name of Founder	Shares of Common Stock
Kourosh Taj	7,800,000

Janak Vibhakar	14,505,000

Schedule C
PRINCIPAL SHAREHOLDER SHARES

Name of Principal Shareholder	Shares of Common Stock	Common Stock Options
Gene Simmons LLC	5,623,977	2,280,607

Allan Brown	5,623,977	2,280,607

Richard Abramson LLC	5,623,977	2,280,607